Exhibit (a)(5)(v)

Media and Financial Contact: Gentry Brann 225.987.7372 gentry.brann@shawgrp.com

Shaw Announces Preliminary Results of its

Modified Dutch Auction Tender Offer

BATON ROUGE, La., Dec. 9, 2011 – The Shaw Group Inc. (NYSE: SHAW) today announced the preliminary results of its modified “Dutch Auction” tender offer for the purchase of up to $150 million in value of its common stock, which expired at 5 p.m., New York City time, on Thursday, Dec. 8, 2011.

Based on the preliminary count by American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, a total of 6,617,842 shares of Shaw’s common stock were properly tendered and not properly withdrawn at or below the final purchase price of $24.25 per share, including 3,230,593 shares that were tendered through notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer, and based on the preliminary count by the depositary, Shaw expects to accept for purchase 6,185,567 shares of its common stock at a purchase price of $24.25 per share, for an aggregate cost of approximately $150 million, excluding fees and expenses relating to the tender offer. The 6,185,567 shares expected to be purchased in the tender offer represent approximately 8.7 percent of Shaw’s currently issued and outstanding shares of common stock. Based on these preliminary numbers, Shaw anticipates that following settlement of the tender offer, it will have approximately 65.2 million shares outstanding.

Due to the oversubscription of the tender offer, Shaw expects to accept for purchase approximately 93 percent of the shares properly tendered and not properly withdrawn at or below the purchase price of $24.25 per share by each tendering stockholder (other than “odd lot” holders whose shares will be purchased on a priority basis).

The number of shares to be purchased, the purchase price and the proration information are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the three trading day settlement period. The final number of shares to be purchased, the final purchase price and the final proration information will be announced following the expiration of the guaranteed delivery period and completion by the depositary of the confirmation process. Payment for the shares accepted for purchase under the tender offer, and return of all other shares tendered and not purchased, will occur promptly thereafter.

Morgan Stanley & Co. LLC is the dealer manager for the tender offer. The information agent for the tender offer is Georgeson, Inc. Stockholders who have questions may call the information agent at 866.767.8986. Banks and brokers may call 212.440.9800.

About The Shaw Group Inc.

The Shaw Group Inc. (NYSE:SHAW) is a leading global provider of engineering, construction, technology, fabrication, remediation and support services for clients in the energy, chemicals, environmental, infrastructure and emergency response industries. A Fortune 500 company with fiscal year 2011 annual revenues of $5.9 billion, Shaw has approximately 27,000 employees around the world and is a power sector industry leader according to Engineering News-Record’s list of Top 500 Design Firms. For more information, please visit Shaw’s website at www.shawgrp.com

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Tender Offer Statement

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any shares of Shaw’s common stock.

Forward-Looking Statements

This press release contains forward-looking statements and information about our current and future prospects and our operations and financial results, which are based on currently available information. The forward looking statements include assumptions about our operations, such as cost controls and market conditions, that may not be realized. Actual future results and financial performance could vary significantly from those anticipated in such statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise.

Among the factors that could cause future events or transactions to differ from those we expect are those risks discussed under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2011, and our other reports filed with the Securities and Exchange Commission (SEC). Please read our “Risk Factors” and other cautionary statements contained in these filings.

As a result of these risks and others, actual results could vary significantly from those anticipated in this press release, and our financial condition and results of operations could be materially adversely affected.